September 25, 2019

Mark Davies
Chief Financial Officer
APX Group Holdings, Inc.
4931 North 300 West
Provo, UT 84604

       Re: APX Group Holdings, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March 6, 2019
           Form 8-K
           Filed August 6, 2019
           File No. 333-191132-02

Dear Mr. Davies:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
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